Exhibit 23.1

[KPMG Letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enstar Group Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included (incorporated by reference) herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Audit Limited
KPMG Audit Limited
Hamilton, Bermuda
August 17, 2020